Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED

The common stock, par value $0.0001 per share (“Common Stock”) of Black Diamond Therapeutics, Inc. (the “Company,” “we,” “us,” and “our”) is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description sets forth certain general terms and provisions of our Common Stock. These descriptions are in all respects subject to and qualified in their entirety by, and should be read in conjunction with the applicable provisions of, our Fourth Amended and Restated Certificate of Incorporation (the “Charter”) and our Second Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, and by applicable law. We encourage you to read our Charter, our Bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Common Stock

The holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our Common Stock do not have any cumulative voting rights. Holders of our Common Stock are entitled to receive ratably any dividends declared by our board of directors (“Board”) out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding Preferred Stock. Our Common Stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding Preferred Stock. Each outstanding share of Common Stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Our Board will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of Common Stock. The issuance of our Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

No shares of Preferred Stock are outstanding as of the date of our Annual Report on Form 10-K with which this Exhibit 4.3 is filed as an exhibit.

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Anti-Takeover Effects of Delaware Law and Provisions of our Charter and our Bylaws

Certain provisions of the DGCL and of our Charter and our Bylaws could have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•before the stockholder became interested, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•at or after the time the stockholder became interested, the business combination was approved by our Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Board Composition and Filling Vacancies

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Our Charter provides for the division of our Board into three classes serving staggered three-year terms, with one class being elected each year. Our Charter also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds (2/3) or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our Board, however occurring, including a vacancy resulting from an increase in the size of our Board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our Board.

No Written Consent of Stockholders

Our Charter provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our Charter and Bylaws provide that only a majority of the members of our Board then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to our Charter and Bylaws

Any amendment of our Charter must first be approved by a majority of our Board, and if required by law or our Charter, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and the amendment of our Bylaws and Charter must be approved by not less than two thirds (2/3) of the outstanding shares entitled to vote on the amendment, and not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class.

Our Bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws; and may also be amended by the affirmative vote of at least two thirds (2/3) of the outstanding shares entitled to vote on the amendment, or, if our Board recommends that the stockholders approve the amendment, by the affirmative vote of

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the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated Preferred Stock

Our Charter provides for 10,000,000 authorized shares of Preferred Stock. The existence of authorized but unissued shares of convertible Preferred Stock may enable our Board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board were to determine that a takeover proposal is not in the best interests of our stockholders, our Board could cause shares of convertible Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Charter grants our Board broad power to establish the rights and preferences of authorized and unissued shares of convertible Preferred Stock. The issuance of shares of convertible Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Choice of Forum

Our Bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of, or a claim based on, a breach of fiduciary duty by any of our current or former directors, officers, employees or stockholders, (iii) any action asserting a claim arising pursuant to the DGCL, our Charter or our Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein (the “Delaware Forum Provision”); provided, however, that this sentence will not apply to any causes of action arising under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), or to any claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder. In addition, to the fullest extent permitted by law, our Bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in shares of our Common Stock is deemed to have notice of and consented to the Delaware Forum Provision.

We recognize that the Delaware Forum Provision in our Bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Stock Exchange Listing

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Our Common Stock is listed on The Nasdaq Global Select Market under the trading symbol “BDTX.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.

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